                                                                    Exhibit 99.4
                                                                  Conformed Copy

SHARE PURCHASE AGREEMENT No. VCR/V-01

Moscow, Russia                                                 November 12, 2002

This Share Purchase Agreement (this "Agreement") is entered into by and between Open Joint Stock Company "VimpelCom-Region", organized and existing under the laws of the Russian Federation with its registered office at 10 Ulitsa 8-Marta, Building 14, Moscow, Russia (the "Issuer") and "Vimpel-Communications", a company organized and existing under the laws of the Russian Federation with its registered office at 10 Ulitsa 8-Marta, Building 14, Moscow, Russia (the "Purchaser" and, together with the Issuer, collectively, the "Parties"). The Parties hereby agree as follows:

1.       Subject of the Agreement

The Issuer agrees to sell, and the Purchaser agrees to purchase, 1,462 (One Thousand Four Hundred Sixty Two) registered shares of common stock of the Issuer, with a nominal value of 20 Rubles per share, registration No. 1-04-16038-N, registration date October 3, 2002 (the "Shares").

2. Obligations of the Parties and Incorporation of the Primary Agreement by Reference

The purchase of the Shares, the payment for the Shares and the transfer of title to the Shares shall be made according to the terms set forth in the Primary Agreement dated as of May 30, 2001, as amended by Amendment No. 1 thereto dated as of May 15, 2002, between the Issuer, the Purchaser, Eco Telecom Limited and Telenor East Invest AS (the "Primary Agreement"). The Primary Agreement is hereby incorporated into this Agreement by reference and constitutes an inalienable part of this Agreement as if all the provisions thereof, including, among others, all the substantial terms such as the price for the Shares, procedure for payment of the Shares and transfer of title to the Shares, were restated herein in full, except Section 2.02(a)(ii), which shall not be incorporated into this Agreement.

3.       Share Transfer

Concurrently with the execution of this Agreement, the Issuer shall execute a share transfer order the "Transfer Order"), as established by Russian law and required by the holder of the share registry of the Issuer (the "Registrar"). The Issuer shall deliver a duly executed Transfer Order to the Registrar in order for the transfer of the Shares from the Issuer to the Purchaser to be registered in the share registry of the Issuer.

4.       Price

The Price of Shares' placement shall be US$40 000 (Forty Thousand US Dollars) per share.

The total purchase price of the Shares shall be US$ 58,480,000 (Fifty Eight Million Four Hundred Eighty Thousand US Dollars).

5.       Settlements

All settlements under this Agreement shall be made in rubles at the Central Bank of the Russian Federation exchange rate effective on the date prior to the date of settlements.

6.       Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, United States of America without giving effect to any conflicts of laws principles thereof which would result in the application of the laws of another jurisdiction.

7.       Arbitration

Any and all disputes and controversies arising under, relating to or in connection with this Agreement shall be settled by arbitration as provided in
Section 15.11 of the Primary Agreement.

8.       Counterparts and Language

This Agreement is being executed in seven originals, and the Parties agree that in the event of a discrepancy between the English and the Russian language versions, the English language version shall prevail.

9.       Term

This Agreement shall be effective from the day of its execution by the Parties and shall continue in full force and effect until the Parties have performed their respective obligations.

IN WITNESS WHEREOF, this Share Purchase Agreement has been duly executed and delivered by each Party hereto this 12/th/ day of November, 2002.

ISSUER

Open Joint Stock Company
"VimpelCom-Region"

By: /s/ Alexei Mischenko
    ..................................
    Name: Alexei Mischenko
    Title: General Director and CEO

By: /s/ Dmitriy Steshchenko
    ..................................
    Name: Dmitriy Steshchenko
    Title: Chief Accountant

PURCHASER

Open Joint Stock Company
"Vimpel-Communications"

By: /s/ Jo Lunder
    ..................................
    Name: Jo Lunder
    Title: General Director and CEO

By: /s/ Dmitriy Steshchenko
    ..................................
    Name: Dmitriy Steshchenko
    Title: Chief Accountant

                   [RUSSIAN TRANSLATION INTENTIONALLY OMITTED]